UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

During January 13-16, 2014, Questcor Pharmaceuticals participated in the J. P. Morgan Global Healthcare Conference in San Francisco. During the four days, the Company’s management team met with numerous shareholders and other investors, research analysts, investment bankers and other pharmaceutical industry participants. In addition, the Company provided a business overview and update in an approximate 25-minute webcast presentation. This presentation can be reviewed on the Company’s website at www.questcor.com. Following the presentation, approximately 100 investors attended a “breakout session” where management answered investor questions. The questions and answers below represent the most commonly asked questions from investors and analysts during these many meetings. The Company does not believe that any of the answers below include any previously undisclosed material information and is disclosing this information merely to provide all of its investors a convenient summary of the Company’s discussions during the investor conference.

1.	How do you feel about Questcor’s performance in 2013?

Questcor had a strong year in multiple areas. In the area perhaps most important to investors, Questcor had significant revenue and earnings growth in 2013. In science and R&D, the evidence related to Acthar continues to build in both existing indications and potential new indications, and we started additional company-sponsored, multi-center clinical trials. In terms of strategy and financial performance, we closed two acquisitions in 2013, are beginning to diversify and internationalize our business and also build a drug development pipeline, while still returning substantial cash to shareholders. And of course, what we are most proud of is, based on comments from individual patients and physicians, we believe that thousands of patients suffering from devastating medical conditions have been helped.

From an investment perspective, we feel that Questcor’s significant revenue and earnings growth in 2013 tells most of the story. We expect to release our financial results for the quarter and year ended December 31, 2013 on February 25, 2014, following the completion of our year-end audit. Based on our results through the first three quarters of 2013, we currently believe that these results will show that net sales and earnings are significantly higher than in 2012.

Questcor’s business results in 2013 were strong because demand for Acthar continued to grow, not only in the indications for which Acthar already is commercialized but also in indications for which we launched new commercial efforts during the year. For example, in 2013 we completed hiring and training our Rheumatology Sales Force and began the process of educating rheumatologists about the several FDA-approved rheumatology indications on the Acthar label. Since then, the use of Acthar by rheumatologists has greatly exceeded our expectations. Overall, more than 3,500 medical professionals prescribed Acthar during 2013.

From an R&D perspective, the body of evidence regarding the efficacy and safety of Acthar continues to grow and we expanded our activities examining if Acthar might be relevant to new indications that are not one of the 19 on-label, FDA-approved indications. For example, we initiated company-sponsored trials in Amyotrophic Lateral Sclerosis (ALS) and Acute Respiratory Distress Syndrome (ARDS). We also provided funding to an increased number of investigator-initiated studies, some of which have resulted in important publications in peer-reviewed journals. We also began our preclinical work on Synacthen, our first non-Acthar U.S. pipeline program.

From a financial perspective, we expect free cash flow to exceed $300 million in 2013, based on our financial results through the first three quarters of the year. We used cash to acquire BioVectra, and to license Synacthen from Novartis. In addition, we returned over $100 million to shareholders through dividend payouts, which were increased twice during 2013, and through share repurchases.

But at the end of the day, what satisfies us most is the number of patients we have been able to help. Typically, these are people with devastating medical conditions in search of another therapeutic option. We estimate that over 9,000 patients with serious diseases were treated with Acthar in 2013.

Despite our continued growth, we haven’t lost sight of our core goal, which is ultimately the key to Questcor’s long-term success: helping people with serious, difficult-to-treat autoimmune and inflammatory disorders.

2.	What can you tell us about the fourth quarter which was just completed?

The fourth quarter of 2013 was another strong quarter. It appears that total, paid Acthar prescriptions increased about 30% compared to the fourth quarter of 2012, with year-over-year increases in prescriptions for on-label indications MS Exacerbations, proteinuria in the nephrotic syndrome (NS), dermatomyositis /polymyositis (DM/PM), lupus, and rheumatoid arthritis—in other words, in almost all of Acthar’s major commercialized indications. We were particularly pleased to reach two milestones in our rheumatology effort: paid prescriptions exceeded 500 and, based on internal Company estimates, net sales for rheumatology in the quarter are likely to exceed net sales for MS for the first time.

Total paid prescriptions for the fourth quarter 2013 were at about the same level as the third quarter, but the mix changed. Prescriptions for infantile spasms decreased fairly sharply and MS prescriptions dropped a few percent. Last year we saw this same MS phenomenon where prescriptions dropped sequentially from Q3 2012 to Q4 2012 and then dropped again in Q1 2013, perhaps due to seasonality in the occurrence of MS flares. And infantile spasm prescriptions have fluctuated unpredictably, within a fairly wide range, quarterly for the last few years. Offsetting these decreases, prescriptions for NS increased somewhat sequentially and rheumatology prescriptions jumped between 15-20%. However, we feel that investors should consider trends over several quarters, rather than shorter time periods.

In addition, during the fourth quarter, we repurchased almost one million shares of Questcor stock at an average price of approximately $55 per share, and the Board of Directors authorized another quarterly dividend to be paid in January. At the end of the quarter, cash and cash equivalents totaled $320 million, which included $75 million of restricted cash.

Lastly, in the fourth quarter, the Board formed two new committees. The Science Committee is charged with providing advice and counsel on all of the Company’s scientific and R&D efforts. The Strategic Advisory Committee was formed to help management’s investigation and evaluation of strategic alternatives, including business development opportunities, partnering, in-licensing, acquisitions, mergers, other strategic transactions and financial transactions. The Strategic Advisory Committee also would assist management with the evaluation of any incoming proposals.

We expect to provide our complete earnings results and hold an investor conference call to discuss these results on February 25th.

3.	Can you give us an update on your newest pilot selling effort in sarcoidosis, in particular the interest in targeting pulmonologists, a new physician group?

Commercializing Acthar for pulmonary sarcoidosis is a logical next step for us principally because of the nature of the disease. It is another autoimmune disorder that has:

-	High unmet medical need

-	Potential for serious negative health outcomes if the condition is not well-controlled

-	Limited number of products approved to address the disease

-	Small physician population that we can educate with a small sales force

The pulmonary pilot sales team is now almost fully in place and initial selling efforts are underway. Over the next few months we will undoubtedly learn a lot from this effort. Depending on various kinds of feedback, such as physician interest level and patient response to treatment, we can decide if an expanded sales effort to pulmonologists is warranted later in 2014.

4.	Can you provide some background on how Questcor addresses co-pay assistance?

Patient support programs, including co-pay assistance programs and patient assistance programs, often operated or administered by non-profit, charity organizations, are common for specialty pharmaceutical products; and Acthar is not an exception to this general state of affairs. These programs can help ensure that economically disadvantaged patients have access to prescription medications and that they do not forego potentially effective treatment options for purely economic reasons.

As Questcor publicly disclosed on January 13, 2014, we continually review our business practices, including co-pay assistance and patient assistance programs, and we are further refining the support we provide to various patient support programs on an ongoing basis. We believe that these refinements will not materially impact either patient access to Acthar or Questcor’s business results. Our goal has always been and continues to be to help patients with serious, difficult-to-treat autoimmune and inflammatory disorders, regardless of those patients’ individual economic circumstances.

5.	What should we expect for 2014?

The three main areas of focus of our efforts in 2014 are: continuing the commercial growth of our businesses, pursuing our efforts to grow the body of evidence for Acthar, and determining our long-term strategic direction, especially focusing on the use of our free cash flow.

We expect that the combination of revenue from existing and new commercialized indications will lead Acthar sales to increase again in 2014. In particular, we expect to continue to promote Acthar in MS, NS, IS, and rheumatology, and we are now initiating a small, pilot commercial effort in pulmonology, focused on respiratory manifestations of symptomatic sarcoidosis.

Our subsidiary, BioVectra, is expecting significant growth in 2014 and should contribute to profitability for the year. And the international portion of the Synacthen deal is on track to close in 2014, while preclinical development of Synacthen in the U.S. continues.

Our Company-sponsored research programs should continue, and perhaps others will be initiated, during 2014. We do not expect any to be completed this calendar year. We continue to make up for “lost time” due to the historic under-investment in Acthar and our efforts to better understand how Acthar works in various diseases and medical conditions will continue and should provide incremental learnings. We anticipate that additional papers and publications regarding research from academic scientists will occur in 2014 as they have in prior years, though we do not control the timing or content of these items.

Longer term, we have begun to look for ways to further diversify and internationalize Questcor’s business through acquisitions, in-licensing, or partnering opportunities. Additionally, we are evaluating other transactions that have taken place in the pharmaceutical industry which have been reported to result in a lower corporate tax rate. We have assembled an internal team to review options (as mentioned above) and recently formed a board committee, the Strategic Advisory Committee, to provide advice on these topics.

6.	Has Acthar fully penetrated its current markets?

The numbers we are seeing suggest that Acthar still has fairly low penetration in MS, NS, and rheumatology, which are the three areas that drive most of Acthar’s current revenue. Of course, the extent to which Acthar can further penetrate those markets depends on operational execution and other factors, but we believe that Acthar has not fully penetrated its current markets. The further penetration of these markets is likely to be driven by both our sales force’s physician education efforts and by the growing body of evidence supporting the use of Acthar in these indications, including, over time, reports from the company-sponsored, multi-center trials that we have underway.

Just as importantly, there are still other markets for which Acthar is FDA-approved but is not currently commercialized, which is what we mean when we talk about Acthar having something of a built-in growth pipeline. For example, we are just now beginning to explore the potential for Acthar in symptomatic sarcoidosis with a small pilot selling effort to pulmonologists. So we believe the penetration of Acthar in all of its potential markets is still quite low.

We publicly filed our investor presentation used at the J. P. Morgan conference on January 13, 2013, where we provided our assessment of the addressable market for Acthar in each of the currently promoted indications. The number of patients provided in our slide deck are those patient subsets where other FDA-approved treatment options have been exhausted and Acthar is most likely to be prescribed and covered by insurance. For example, we estimate that about 1.3 million people in the U.S. suffer from rheumatoid arthritis (RA). Because other drugs and biologic therapies are available, Acthar is most often prescribed for those patients who have tried two or more of these therapies but need an alternative treatment option. Therefore, we believe based on our own market research that a small fraction of the total RA market, or around 80,000 patients, is an appropriate estimate for the size of the addressable Acthar market. Please refer to the slide deck on our website for more information on the addressable market sizes for these Acthar indications.

In the presentation, we also provided an estimate of our market penetration. For example, we estimate that we achieved only a market penetration of about 0.5% in rheumatoid arthritis during 2013, our first year of promotion, which means about 400 rheumatoid arthritis patients received prescriptions for Acthar during the year. Further, this is only one of several largely untapped on-label markets for Acthar in rheumatology.

Our conclusion is that Acthar has the potential to be prescribed for a significantly greater number of patients in the future.

7.	Can you provide an update on the reimbursement environment for Acthar?

Overall reimbursement for Acthar remains favorable. The vast majority of prescriptions for Acthar go through a preauthorization process to help ensure that the product is being appropriately prescribed. A high level of insurer review is common for specialty pharmaceuticals of this kind.

Acthar is not an exception; preauthorization and close payer review is the norm. Typically, reimbursement decisions for the vast majority of Acthar prescriptions are made on a case-by-case basis, and factors such as severity of disease, previous treatment history and the quality of physician documentation are all considered carefully.

These aspects of reimbursement have been the norm for Acthar for years, as they have been for many other specialty drugs. Individual payers sometimes change their published policies regarding Acthar, but policy changes do not always have a significant effect on coverage decisions regarding individual prescriptions. Some insurers whose policies do not indicate coverage of the drug will still provide reimbursement when it is prescribed appropriately and after other drugs have been employed unsuccessfully.

Importantly, Acthar is not purchased by doctors to be administered to patients in their office or clinic (a process known as “buy-and-bill”). As a result, Acthar has little or no Medicare Part B usage.

8.	How did Acthar become more broadly used than it was 7 years ago?

In 2007, with continued availability of the drug in jeopardy and Questcor nearing bankruptcy, we adopted an orphan drug business strategy in an attempt to ensure the long-term availability of Acthar and to appropriately support desperately needed research and patient support programs.

Today Acthar is helping thousands more patients than it was when Questcor acquired it and when its price was unsustainable. This strategy was not unique to Questcor and it is not unique now; instead, what we think is unique about Questcor is the quality of the pharmaceutical asset and the quality of the execution of that strategy. The strategy itself was modeled after the strategies used by other companies for other drugs in rare “orphan” indications. And it has worked. Now Questcor is funding dozens of studies in a variety of disease areas and has patient support programs to help under-insured and uninsured patients. We try to ensure that the people who are prescribed the drug do not have to suffer without treatment purely for economic reasons. The success of our strategy has enabled us to fund research that has greatly expanded knowledge of the drug’s potential to help patients with serious diseases for which Acthar was almost never being used previously, and to highlight the broader potential of melanocortin peptide products to help patients with serious autoimmune and inflammatory disorders. Over time, the result is likely to be the development of additional melanocortin products for these patients, an outcome that almost certainly would not have happened if we had not undertaken our new strategy and succeeded with it.

Although Acthar is more broadly used than seven years ago, it remains a highly specialized, low-volume product reserved for patients with serious, difficult-to-treat autoimmune and inflammatory diseases, which are quite often orphan diseases and disorders as well. It is typically reserved by doctors for those relatively few patients who have tried other therapies and are in need of an alternative treatment option. Reflecting the specialized use of Acthar, there were only approximately 9,000 paid prescriptions for Acthar in 2013.

9.	How is the ALS study going?

Our open label safety/tolerability study represents the first time that Acthar has been investigated for use in treating ALS. Because it is an open label study, we anticipate that we will be able to complete safety assessment and evaluate the potential therapeutic benefits late in 2014. Of course, we will want to discuss our results with FDA before determining next steps.

10.	You made a couple of acquisitions last year, including the purchase of Synacthen. Is this the beginning of a strategic shift considering that Acthar has been the dominant drug in your portfolio?

Over most of the last several years our company was small and Acthar’s growth was very rapid, so it did not make sense for us to divert our attention to other efforts. But over time we intend to become a more diversified and international company with a variety of businesses and products. By 2013 we were large enough to be able to continue to focus on Acthar while also beginning our diversification efforts by making selective acquisitions. BioVectra brought us our first international revenues and added another growing business. We completed the Synacthen transaction in particular to provide us with a broad international footprint and potentially another U.S. product. One day, we would like to see Acthar being used in other countries. The overseas infrastructure and expertise that we establish to commercialize Synacthen could help facilitate that objective.

More recently, in late 2013 we announced the formation of a Board committee, the Strategic Advisory Committee, to assist management in its evaluation of potential strategies to further diversify Questcor’s business. As a company, we believe that there is ample potential to supplement continued strong Acthar growth with additional assets and growth opportunities.

Further, we also believe that we are presently at an appropriate stage in the Company’s development to examine a wide range of strategic alternatives, and are therefore keeping all options on the table as we initiate this strategic effort.

11.	What have you learned about how Acthar works?

We are beginning to understand the biochemical properties of Acthar at the cellular and tissue levels, as well as its immunomodulatory and anti-inflammatory properties. Acthar appears to modulate the immune system and associated inflammatory responses through binding to multiple melanocortin receptors, which are located on immune cells and various types of tissue cells. These effects are in addition to the well-known effect of stimulating the production of glucocorticoids (natural steroids) in the adrenal cortex.

12.	What are your plans related to Synacthen?

In the markets where we have licensed Synacthen, it is typically distributed by third parties and not actively promoted or marketed. We plan on maintaining that distribution model but we will evaluate the possibility of more active Synacthen commercialization efforts on a country-by-country basis. We currently have a team in place that will facilitate the necessary marketing authorization transfers, provide regulatory updates, and initiate discussions with distributors as 2014 progresses.

We currently have very modest expectations for Synacthen sales growth over the next few years. Further, Synacthen has not been actively supported for decades, much like Acthar prior to its acquisition by Questcor. Like Acthar within the U.S., we believe there is a possibility of reinvigorating the Synacthen franchise outside the U.S., which could one-day lead to more substantial sales growth.

For the U.S., we have identified a number of potential new indications for which we believe Synacthen might be well-suited. All of these indications have a high unmet medical need. Based on our ongoing pre-clinical evaluations, we will identify the most promising lead indications and pursue an appropriate path of development. There are several development pathways that we will explore with FDA before we proceed further. This is potentially a long-term development plan for Synacthen in the U.S. involving safety and efficacy studies and a subsequent regulatory approval process, and we look forward to providing future updates on our progress.

13.	Please explain the differences between Synacthen and Acthar.

Put simply, Synacthen and Acthar are different drugs. They are derived from different sources and have differences in their chemical structures.

Acthar contains the full porcine ACTH 1-39 melanocortin peptide molecule derived from the porcine pituitary gland. It also possibly contains other melanocortin peptides, which may play a role in its effects.

Synacthen, however, is a different melanocortin peptide comprised of only 24 amino acids and is known as tetracosactide. Tetracosactide is a synthetic compound not naturally found in the body. There are some similarities between tetracosactide and natural ACTH (Acthar), but there are also differences.

The two products are in the same broad melanocortin class, but they contain a different peptide structure with different biological and chemical characteristics. Based on our work to date, we know there are certain practical differences between Acthar and tetracosactide. We are not disclosing any details about these differences at this time.

14.	What are your plans for bringing Acthar to ex-U.S. markets?

Questcor expanded internationally in 2013 with the acquisition of BioVectra and with the acquisition of Synacthen, which is approved in more than three dozen countries. We anticipate that our work overseas with Synacthen will provide us with additional commercial and regulatory presence and give us experience and insights into those international markets. We will use that experience to guide our possible expansion of Acthar internationally in order to help patients for whom Acthar could be a useful therapeutic alternative.

15.	What are your thoughts about potential competition with Acthar?

Of course, we will only comment on our own activities. We already face competition across a number of therapeutic categories. Acthar has been very successful, and it is not surprising for success to attract even more competition. However, pharmaceutical product development is an expensive, highly regulated, high-risk, multi-year process fraught with challenges. Indeed, we incur those risks and burdens as we conduct our own clinical trials and development programs. Compounds that seem likely to be safe and effective often fail during clinical trials, or turn out to be either less safe or less effective than existing treatments. And even when new products are approved, they often are sufficiently different that they expand the market rather than reduce sales of the drug or drugs that are already on the market. It is also worth noting that we do not believe there to be any generic pathway for a multiple-peptide, natural source biologic such as Acthar.

16.	What is the current status of the Department of Justice investigation and when might it be resolved? What could be the potential impact of any decision?

As referenced in our SEC filings, in September 2012 we received a subpoena from the U.S. Attorney’s office related to Acthar promotional practices. We are cooperating with the government’s investigation. At this time, we cannot predict the potential outcome, or the timing of any resolution. We will continue to provide updates on this matter as appropriate in our quarterly filings with the SEC.

17.	Questcor stock has been volatile and the short interest is high. How would you respond to third parties who may be negative about Questcor?

A review of a few of the topics that have been raised by third parties over the last three years is probably worthwhile. First it was claimed that Acthar was just a steroid, or that its activity was identical to that of steroids. Eventually this claim was abandoned as investors recognized that Acthar is not a steroid and that it has been reported to have direct steroid-independent effects in addition to its steroidogenic properties, and that Acthar has produced clear benefits for many patients who have tried steroids but require another treatment option.

Then it was claimed that only a few physicians were prescribing Acthar, and that additional physicians would not prescribe, so that the drug would not become widely adopted in MS, NS, or other indications. Instead, over time prescriptions and the number of prescribing physicians grew in each of these indications, so that over 3,500 physicians wrote prescriptions in 2013. Additional claims were then made that insurers would stop paying for Acthar. Instead, insurers continued to pay for Acthar, although insurers have required prior authorizations and other requirements that are often applied to specialty pharmaceuticals as they grow and become more widely adopted.

More recent claims focused on Questcor’s support of patent support programs, including co-pay assistance programs. The Company, like several other pharmaceutical companies, supports patient support programs, including co-pay assistance programs, to help ensure that economically disadvantaged patients whose healthcare providers believe they could benefit from certain drugs would receive the financial help needed to obtain those drugs. The Company will continue to support patient support programs designed to help patients obtain much needed medications. There have been various other lines of argument that have also been discredited over time as investors have recognized their flaws. As we have noted before, it is clear that some outside parties have not understood our business or our industry, and have fundamentally not understood Acthar.

The key point often overlooked in all of this background noise, however, is something that Questcor employees hear regularly from doctors - that Acthar often helps patients with serious medical conditions who are in need of an alternative treatment option. After decades of neglect, the drug has found a small but important niche for doctors to employ in managing some of their most difficult-to-treat patients, and it is quite often helping people who are very sick and have no other treatment options. From the regular reports that we hear from doctors, we know that many patients are being helped by the continued availability of Acthar.

Forward Looking Statements

Except for the historical information contained herein, this Form 8-K contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	Our ability to receive high reimbursement levels from third party payers;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, MS, IS or rheumatology-related conditions, and our ability to develop other therapeutic uses for Acthar;

•	Research and development risks, including risks associated with Questcor’s work in the area of NS and Lupus, efforts to develop and obtain FDA approval of Synacthen, our reliance on third-parties to conduct research and development, and the ability of research and development to generate successful results;

•	The results of any pending or future litigation, investigations or claims, including government investigations and private securities litigation;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•	Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, planned international expansion, and our reliance on key personnel;

•	Our ability to integrate the BioVectra business with our business and to manage, and grow, a contract manufacturing business;

•	Our ability to comply with foreign regulations related to the operation of BioVectra’s business and the international sales of Synacthen;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	The risk of product liability lawsuits;

•	Our ability to successfully enter into, and operate in, international markets;

•	The risk of unfavorable changes in currency exchange rates;

•	Unforeseen business interruptions and security breaches;
•	Volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price;

•	Our ability and willingness to continue to pay our quarterly dividend or make future increases in our quarterly dividend; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance. Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2014	QUESTCOR PHARMACEUTICALS, INC.

	By	/s/ Michael H. Mulroy
Michael H. Mulroy
Executive Vice President, Chief Financial Officer and General Counsel